                                                                    Exhibit 7(z)


                AMENDMENT TO GLOBAL CUSTODIAL SERVICES AGREEMENT

         This Amendment to the Global Custodial Services Agreement is made as of January 14, 2005, by and between JANUS ASPEN SERIES, a Delaware Business Trust, organized under the laws of Delaware, acting on behalf of Janus Money Market Portfolio and/or as agent of the fund having its principal place of business at 151 Detroit Street, Denver, Colorado 80206 (the "Fund") and CITIBANK, N.A., acting as custodian hereunder through its office located at 111 Wall Street, New York, New York 1005 (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement referred to below.

         WHEREAS, the Fund and the Custodian entered into a Global Custodial Services Agreement dated March 15, 1999 (the "Agreement"); and

         WHEREAS, the Fund and the Custodian desire to amend the Agreement to reflect the addition of provisions regarding the Fund's confidential information, including portfolio holdings information.

         In consideration of the foregoing and the mutual covenants and agreements contained herein, the Custodian and the Fund hereby agree to amend the Agreement, by adding Section 22(E) to the Agreement, as set forth below:

(E) The Custodian acknowledges that the Fund's non-public information, including but not limited to portfolio holdings information ("Non-public Information") is the confidential property of the Fund. The Custodian agrees that during the term of the Agreement, it shall maintain policies reasonably designed to prohibit the dissemination or use of the Fund's Non-public Information by the Custodian or its employees, affiliates, subsidiaries, parent, officers, directors, advisors and contractors ("Representatives"), except as provided in this Agreement. In any event, the Custodian and its Representatives shall not engage in securities transactions based on Non-public Information or knowledge of the Fund's trading position or plans.

Dissemination of Non-public Information may occur only: (i) in connection with the provision of services to the Fund (including for data processing, statistical and risk analysis purposes); (ii) at the direction of the Fund pursuant to instructions as provided in this Agreement; or (iii) as requested or required in any regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation. Any disclosure by the Custodian pursuant to
(iii), above, shall be preceded to the extent reasonably practicable by reasonable notice to the Fund; provided, however, no such notice is required where the disclosure is made to any internal or external auditor of the Custodian or any authorized services provider or to any examiner or regulator of the Custodian or any authorized services provider. Upon written request, the Custodian agrees to promptly return or destroy, as directed, any Non-public Information; provided, however, the Custodian shall be entitled to keep one copy of any Non-public Information as required to satisfy any regulatory or other legal obligation applicable to the Custodian, which retained information shall continue to be subject to the terms of this Section 22(E) without regard to any termination of the Agreement.

The provisions contained in this Section 22(E) shall also apply to a Subcustodian or any other subcustodian appointed under Section 12 of the Agreement.

To the extent not in conflict with this Section 22(E), all of the other terms of
Section 22 with regard to DISCLOSURE shall continue to apply between the parties.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.



CITIBANK, N.A.



/s/ Gene Fauquier
-------------------------------
By: Gene Fauquier
Title: Vice President


JANUS ASPEN SERIES


/s/ Bonnie M. Howe
-------------------------------
By: Bonnie M. Howe
Title: Vice President

                                                                     Page 2 of 2